FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-02

From:
Sent: Monday, May 06, 2019 8:49 AM
To:
Cc:
Subject: GSMS 2019-GC39 -- New Issue Announcement (Public)(external)

GSMS 2019-GC39 -- New Issue Announcement (Public)(external)

$692.012mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman Sachs & Co. LLC and Citigroup

Co-Manager: AmeriVet Securities and Drexel Hamilton

					U/W	NOI
Class	Fitch/KBRA/Moody’s	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	AAAsf/AAA(sf)/Aaa(sf)	13.478	2.53	30.000%	38.8%	16.0%
A-2	AAAsf/AAA(sf)/Aaa(sf)	122.528	4.78	30.000%	38.8%	16.0%
A-3	AAAsf/AAA(sf)/Aaa(sf)	175.000	9.71	30.000%	38.8%	16.0%
A-4	AAAsf/AAA(sf)/Aaa(sf)	209.062	9.84	30.000%	38.8%	16.0%
A-AB	AAAsf/AAA(sf)/Aaa(sf)	21.171	7.30	30.000%	38.8%	16.0%
A-S	AAAsf/AAA(sf)/Aa3(sf)	81.185	9.93	19.500%	44.7%	13.9%
B	AA-sf/AA-(sf)/NR	35.761	9.96	14.875%	47.2%	13.2%
C	A-sf/A-(sf)/NR	33.827	9.96	10.500%	49.7%	12.5%

Collateral Summary

Initial Pool Balance:	$802,541,712
Number of Mortgage Loans:	36
Number of Mortgaged Properties:	64
Average Cut-off Date Mortgage Loan Balance:	$22,292,825
Weighted Average Mortgage Interest Rate:	4.64848%
Weighted Average Remaining Term to Maturity Date/ARD (mos):	109
Weighted Average Remaining Amortization Term (mos):	353
Weighted Average Cut-off Date LTV Ratio:	55.5%
Weighted Average Maturity Date/ARD LTV Ratio:	52.1%
Weighted Average Underwritten DSCR Ratio:	2.16x
Weighted Average Debt Yield on Underwritten NOI:	11.2%
% of Mortgage Loans with Mezzanine Debt:	7.5%
% of Mortgage Loans with Subordinate Debt:	17.8%
% of Mortgage Loans with Preferred Equity:	7.7%
% of Mortgaged Properties with Single Tenants:	29.9%

Property Type:	38.8% Office, 23.0% Retail, 10.9% Industrial,
10.0% Multifamily, 8.4% Hospitality, 7.3% Mixed Use
1.5% Self Storage

Top 5 States:	25.2% CA, 23.6% NY, 12.1% FL, 9.0% PA, 5.6% OH

Anticipated Timing

Anticipated Pricing: Late Week of May 6th

Anticipated Closing: Thurs, May 23rd

Roadshow Schedule

Monday, May 6th

Hartford, CT - Breakfast Meeting

- Max Downtown (Everett Room)

- 185 Asylum St, Hartford, CT

- 8:30AM ET

Boston, MA – Lunch Meeting

- Boston Harbor Hotel (John Phillips Salon)

- 70 Rowes Wharf, Boston, MA

- 12:30PM ET

Preliminary Offering Materials

Term Sheet

Annex A

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.